SUBITEM 77E  LEGAL PROCEEDINGS
Since October 2003
Federated and related
 entities collectively
 Federated and various
 Federated funds Funds
have been named as
defendants in several
 class action lawsuits
now pending in the United
States District Court for the
District of Maryland The
lawsuits were purportedly
filed on behalf of people
 who purchased owned andor
redeemed
shares of Federatedsponsored
mutual funds during specified
periods beginning November 1
 1998 The suits are
generally similar in alleging
that Federated engaged in illegal
and improper trading practices
including market timing
and late trading in concert with
certain institutional traders
which allegedly caused financial
injury to the mutual fund
shareholders These lawsuits began
to be filed shortly after Federateds
first public announcement that it
had received
requests for information on
shareholder trading activities
in the Funds from the SEC the Office
of the New York State
Attorney General NYAG and other
authorities In that regard on November
 28 2005 Federated announced that it
had reached final settlements with
the SEC and the NYAG with respect to
those matters Specifically the SEC and
NYAG settled proceedings against
three Federated subsidiaries involving
undisclosed market timing arrangements and late trading The SEC made findings that
 Federated Investment Management Company
FIMC an SECregistered
investment adviser to various Funds and
 Federated Securities Corp an SECregistered brokerdealer and distributor for the Funds violated provisions of the Investment Advisers Act and Investment
Company
 Act by approving but not
disclosing three market timing arrangements or the associated conflict of interest between FIMC and the funds involved in the arrangements either to other fund shareholders or to the funds board and that Federated Shareholder
Services Company formerly an SECregistered transfer agent failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment Company Act The NYAG found that such conduct violated provisions of New York State law
Federated entered into the settlements without admitting or denying the regulators findings As Federated previously reported in 2004 it has already paid approximately
 80 million to certain
funds as determined by an independent consultant
As part of these settlements Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional 72 million and among other things agreed that it would not serve as investment adviser to any registered investment company unless i at least
 75 of the funds
directors are independent of Federated ii the chairman of each such fund is independent of Federated iii no action may be taken by the funds board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee respectively and iv the fund appoints a senior officer who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved The settlements are described in Federateds announcement which along with previous press releases and related communications on those matters is available in the About Us section of Federateds website at FederatedInvestorscom
Federated and various Funds have also been named as defendants in several additional lawsuits the majority of which are now pending in the United States District
Court for the Western District of Pennsylvania alleging among other things excessive advisory and Rule 12b1 fees
The board of the Funds has retained the law firm of Dickstein Shapiro LLP to represent the Funds in these lawsuits
Federated and the Funds and their respective
 counsel are reviewing the allegations
and intend to defend this litigation
Additional lawsuits based upon similar
 allegations may be filed in the future
The potential impact of these lawsuits all of which seek unquantified damages attorneys fees and expenses and future potential similar suits is uncertain
Although we do not believe that these lawsuits will have a material adverse effect on the Funds there can be no assurance that these suits ongoing adverse publicity andor other developments resulting from the regulatory investigations will not result in increased
Fund redemptions reduced sales of Fund shares or other adverse consequences for the Funds